Exhibit 99.1

Erie Indemnity Increases Dividend and Sets Management Fee

Erie, Pa. — December 8, 2004 — At the December 7, 2004 regular meeting of the board of directors of the Erie Indemnity Company (NASDAQ: ERIE), the board approved an increase in shareholders’ dividends. In a separate action, the board also set the management fee rate charged to the Erie Insurance Exchange effective January 1, 2005.

The board of directors increased the regular quarterly dividend from $0.215 to $.325 on each Class A share and from $32.25 to $48.75 on each Class B share. The dividend is payable January 20, 2005, to shareholders of record as of January 6, 2005, with a dividend ex-date of January 4, 2005. The dividend increase is a result of the Company’s continuing strong financial results and capitalization. Based on the current market price, the new dividend results in a dividend yield of about 2.5 percent and represents a 51 percent increase in the payout per share. The Company also continues to repurchase its outstanding shares under a three-year, $250 million repurchase plan, with approximately $200 million of outstanding repurchase authority available through December 31, 2006.

In a separate action, the board voted to decrease the management fee rate to 23.75 percent from the current 24 percent rate paid the Erie Indemnity Company by the Erie Insurance Exchange. The management fee rate was 23.5 percent from January 1 through June 30, 2004, and was 24 percent from July 1, 2004 through December 31, 2004 for an average rate in 2004 of 23.75 percent, the same level set for 2005. The Company’s board of directors has the authority to change the management fee rate at its discretion; however the maximum fee rate permissible by agreement is 25 percent. This action was taken after the board’s consideration and review of the relative financial position of the Erie Insurance Exchange and the Erie Indemnity Company.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 368 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.